The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 1, 2016.

February 2016 Preliminary Pricing Supplement No. U1466 Registration Statement Nos. 333-202913 and 333-180300-03 Dated February 1, 2016 Filed pursuant to Rule 424(b)(2)

Callable Contingent Income Securities due February 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index

Principal at Risk Securities

Unlike ordinary debt securities, the Callable Contingent Income Securities due February 18, 2026 linked to the S&P 500® Index (such index, the “Underlying”), which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity. Instead, the securities offer the opportunity for investors to earn a contingent coupon but only if the closing level of the Underlying on the applicable quarterly observation date is greater than or equal to 75% of the initial level, which we refer to as the coupon barrier level. If the closing level is less than the coupon barrier level on any observation date, you will not receive any contingent coupon for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent coupon during the entire ten-year term of the securities. In addition, beginning on February 18, 2017, we will have the right to redeem the securities at our discretion on any quarterly redemption date prior to the maturity date for a redemption payment equal to the sum of the stated principal amount plus any contingent coupon otherwise due with respect to the related observation date. An early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the Underlying. At maturity, if the securities have not previously been redeemed and the final level is greater than or equal to 60% of the initial level, which we refer to as the knock-in level, investors will receive the stated principal amount of the securities, and, if the final level is also greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date. However, if the final level is less than the knock-in level, investors will be fully exposed to the decline in the level of the Underlying over the term of the securities, and the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero. Accordingly, investors may lose up to their entire initial investment in the securities. Investors will not participate in any appreciation of the Underlying. These long-dated securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent coupon when the Underlying on the related observation date closes below the coupon barrier level, and the risk of an early redemption of the securities at our discretion.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

SUMMARY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”)
Underlying:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Trade date:	February 12, 2016
Original issue date:	February 18, 2016 (3 business days after the trade date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:†	February 12, 2026
Maturity date:†	February 18, 2026
Optional early redemption:	Beginning on February 18, 2017, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date prior to the maturity date for the redemption payment. If we decide to redeem the securities, we will give you notice at least three business days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent coupon otherwise due with respect to the related observation date.
Redemption dates:†	Each contingent coupon payment date beginning on February 18, 2017.
Contingent coupons:

• If, on any observation date, the closing level on such date is greater than or equal to the coupon barrier level, we will pay a contingent coupon at an annual rate of 7.25% (corresponding to approximately $18.125 per quarter per security) on the related contingent coupon payment date.

• If, on any observation date, the closing level on such date is less than the coupon barrier level, no contingent coupon will be paid with respect to that observation date.

Payment at maturity:	If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
	• If the final level is greater than or equal to the knock-in level:	the stated principal amount, and, if the final level is also greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date

	• If the final level is less than the knock-in level:	(i) the stated principal amount multiplied by (ii) the underlying performance factor
Coupon barrier level:	, which is equal to 75% of the initial level
Knock-in level:	, which is equal to 60% of the initial level
Distributor:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution.”
Calculation agent:	Credit Suisse International
Summary Terms continued on the following page

Investing in the securities involves a number of risks. See “Risk Factors” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Issue Price	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$1,000.00	$30.00(1)
		$5.00(2)	$965.00
Total	$	$	$

(1) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities of which $5.00 per $1,000 principal amount of securities will be paid to Morgan Stanley Wealth Management as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by MS&Co. or one of its affiliates of $5.00 for each security.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $902.50 and $932.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Morgan Stanley

Callable Contingent Income Securities due February 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index
Principal at Risk Securities

Terms continued from previous page:
Initial level:	, which is the closing level on the trade date*
Final level:	The closing level on the valuation date
Closing level:	The closing level of the underlying
Observation dates: †	The third scheduled trading day prior to the related scheduled contingent coupon payment date. We also refer to the observation date immediately prior to the maturity date as the valuation date.
Contingent coupon payment dates: †	The 18th day of each May, August, November and February, beginning May 18, 2016. If any contingent coupon payment date is not a business day, the contingent coupon will be payable on the first following business day. The amount of any contingent coupon will not be adjusted in respect of any postponement of a contingent coupon payment date and no interest or other payment will be payable on the securities because of any such postponement of a contingent coupon payment date. No contingent coupons will be payable following an optional early redemption. Contingent coupons, if any, will be payable to the holders of record at the close of business on the business day immediately preceding the applicable contingent coupon payment date, provided that the contingent coupon payable on the redemption date or maturity date, as applicable, will be payable to the person to whom the redemption payment is payable.
Underlying performance factor:	The final level divided by the initial level.
CUSIP / ISIN:	22546VWC6 / US22546VWC61
Listing:	The securities will not be listed on any securities exchange.

* In the event that the closing level for the underlying is not available on the trade date, the initial level will be determined on the immediately following trading day on which a closing level is available.

† Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Callable Contingent Income Securities due February 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index
Principal at Risk Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index
Principal at Risk Securities

Investment Summary

Callable Contingent Income Securities

Principal at Risk Securities

The Callable Contingent Income Securities due February 18, 2026 linked to the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent coupon at an annual rate of 7.25% (corresponding to approximately $18.125 per quarter per security) but only if the closing level on the applicable quarterly observation date is greater than or equal to 75% of the initial level, which we refer to as the coupon barrier level. It is possible that the closing level could remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you may receive few or no contingent coupons during the entire ten-year term of the securities. In addition, beginning on February 18, 2017, we will have the right to redeem the securities at our discretion on any quarterly redemption date prior to the maturity date for a redemption payment equal to the sum of the stated principal amount plus any contingent coupon otherwise due with respect to the related observation date.

If the securities have not been previously redeemed and the final level is greater than or equal to 60% of the initial level, which we refer to as the knock-in level, the payment at maturity will be the stated principal amount, and, if the final level is also greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date. However, if the final level is less than the knock-in level, investors will be fully exposed to the decline in the underlying over the term of the securities and will receive an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying. In this scenario, the value of any such payment will be less than 60% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent coupons. In addition, investors will not participate in any appreciation of the underlying.

Maturity:	10 years, unless redeemed earlier at our discretion

Payment at maturity:

If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:

If the final level is greater than or equal to the knock-in level, investors will receive the stated principal amount, and, if the final level is also greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date.

If the final level is less than the knock-in level, investors will receive a payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Contingent coupons:

A contingent coupon at an annual rate of 7.25% (corresponding to approximately $18.125 per security per quarter) will be paid on the securities on each contingent coupon payment date but only if the closing level is at or above the coupon barrier level on the related observation date.

If, on any observation date, the closing level is less than the coupon barrier level, we will pay no coupon for the applicable quarterly period.

Optional early redemption:

Beginning on February 18, 2017, we will have the right to redeem the securities on any quarterly redemption date prior to the maturity date for an early redemption payment equal to the stated principal amount plus any contingent coupon otherwise due with respect to the related observation date. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the closing level on the observation dates is at or above the coupon barrier level, which could result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities at a time when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more contingent coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Callable Contingent Income Securities due February 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index
Principal at Risk Securities

On the other hand, we will be less likely to exercise our redemption right when the closing level is below the coupon barrier level and/or when the final level is expected to be below the knock-in level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent coupons and suffer a significant loss at maturity.

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Callable Contingent Income Securities due February 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Knock-In Features Linked to the S&P 500® Index
Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent coupon of 7.25% per annum of the stated principal amount but only if the closing level on the applicable quarterly observation date is greater than or equal to 75% of the initial level, which we refer to as the coupon barrier level. The securities have been designed for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of (i) losing their principal, (ii) receiving no contingent coupon when the underlying closes below the coupon barrier level on the related observation date and (iii) an early redemption of the securities at our discretion. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed by us at our discretion, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the 10-year term of the securities and the payment at maturity may be less than 60% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity.	This scenario assumes that we redeem the securities at our discretion prior to the maturity date on one of the quarterly redemption dates, starting on February 18, 2017, approximately one year after the original issue date, for the redemption payment equal to the stated principal amount plus any contingent coupon with respect to the relevant observation date, as applicable. Prior to the optional early redemption, the underlying may close at or above the coupon barrier level on some or all of the quarterly observation dates. In this scenario, investors receive the contingent coupon with respect to each observation date for which the underlying closes at or above the coupon barrier level, but not for the quarterly periods for which the underlying closes below the coupon barrier level on the related observation date. No further payments will be made on the securities once they have been redeemed.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive principal back at maturity.	This scenario assumes that we do not exercise our redemption right on any of the quarterly redemption dates, and, as a result, investors hold the securities to maturity. During the term of the securities, the underlying may close at or above the coupon barrier level on some quarterly observation dates and below the coupon barrier level on the others. Consequently, investors receive the contingent coupon for the quarterly periods for which the closing level is at or above the coupon barrier level on the related observation date, but not for the quarterly periods for which the closing level is below the coupon barrier level on the related observation date. On the valuation date, the underlying closes at or above the knock-in level. Therefore, at maturity, investors will receive the stated principal amount, and, if the final level is greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date.
Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity.	This scenario assumes that we do not exercise our redemption right on any of the quarterly redemption dates, and, as a result, investors hold the securities to maturity. During the term of the securities, the underlying closes below the coupon barrier level on all or nearly all of the quarterly observation dates. In this scenario, investors do not receive any contingent coupons, or receive contingent coupons for only a limited number of contingent coupon payment dates. On the valuation date, the underlying closes below the knock-in level. Therefore, investors receive an amount equal to the stated principal amount multiplied by the underlying performance factor at maturity. Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

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Principal at Risk Securities

S&P 500® Index Summary

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.

Information as of market close on January 28, 2016:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,893.36
52 Weeks Ago (on 1/28/2015):	2,002.16
52 Week High (on 5/21/2015):	2,130.82
52 Week Low (on 1/20/2016):	1,859.33

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying underlying supplement. Furthermore, for additional historical information, see “S&P 500® Index Historical Performance” below.

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Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether you receive a contingent coupon will be determined on each quarterly observation date and the payment at maturity will be determined by reference to the closing level on the valuation date. Any early redemption of the securities will be at our discretion. The actual initial level, coupon barrier level and knock-in level will be determined on the trade date. All payments on the securities are subject to the credit risk of Credit Suisse. The numbers in the hypothetical examples may be rounded for ease of analysis. The below examples are based on the following terms:

Hypothetical Initial level:	2,000
Hypothetical Coupon Barrier Level:	1,500, which is 75% of the hypothetical initial level
Hypothetical Knock-in level:	1,200, which is 60% of the hypothetical initial level
Contingent Coupons:

7.25% per annum (corresponding to approximately $18.125 per quarter per security)*

A contingent coupon is paid on each coupon payment date but only if the closing level is at or above the coupon barrier level on the related observation date.

Optional Early Redemption:	The securities may be redeemed at our discretion on any quarterly redemption date prior to the maturity date for a redemption payment equal to the stated principal amount plus any contingent coupon otherwise due with respect to the related observation date.
Payment at Maturity (if the securities have not been redeemed early at our option):

If the final level is greater than or equal to the knock-in level: the stated principal amount, and, if the final level is also greater than or equal to the coupon barrier level, the contingent coupon with respect to the valuation date

If the final level is less than the knock-in level: (i) the stated principal amount multiplied by (ii) the underlying performance factor

Stated Principal Amount:	$1,000

* The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis. The hypothetical contingent coupon of $18.125 is used in these examples for each of analysis.

In Example 1, we redeem the securities at our option on one of the redemption dates, and no further payments are made on the securities after they have been redeemed. In Examples 2, 3, and 4, the securities are not redeemed prior to, and remain outstanding until, maturity.

Example 1—We redeem the securities on February 18, 2017, which is the first quarterly redemption date. The closing level is at or above the coupon barrier level on all three quarterly observation dates prior to (and excluding) the observation date immediately preceding the redemption. Therefore, you would receive the contingent coupons with respect to those three observation dates, totaling $18.125 × 3 = $54.375. The closing level is greater than or equal to the coupon barrier level on the observation date immediately preceding the first quarterly redemption date. Upon redemption, investors receive the redemption payment calculated as $1,000 + $18.125 = $1,018.125.

The total payment over the 1-year term of the securities is $54.375 + $1,018.125 = $1,072.50.

Example 2—The securities are not redeemed prior to maturity. The closing level is at or above the coupon barrier level on all 40 quarterly observation dates including the valuation date. Therefore, you would receive (i) the contingent coupons with respect to the 39 observation dates prior to (and excluding) the valuation date, totaling $18.125 × 39 = $706.875 and (ii) the payment at maturity calculated as $1,000 + $18.125 = $1,018.125.

The total payment over the 10-year term of the securities is $706.875 + $1,018.125 = $1,725.00.

This example illustrates the scenario where you receive a contingent coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in a 7.25% per annum interest rate over the 10-year term of the securities. This is therefore the maximum amount payable over the 10-year term of the securities. To the extent that coupons are not paid on every coupon payment date, the effective interest rate on the securities will be less than 7.25% per annum and could be zero. In addition, we will be more likely to redeem the securities prior to maturity when the closing level is at or above the coupon barrier level on the observation dates. If the securities are redeemed prior to maturity, you will receive no more contingent coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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Principal at Risk Securities

Example 3—The securities are not redeemed prior to maturity. The closing level is at or above the coupon barrier level on 9 out of the 39 quarterly observation dates prior to (and excluding) the valuation date. The final level is 1,700, which is above the knock-in level and coupon barrier level. In this scenario, you receive a payment at maturity equal to the stated principal amount and the contingent coupon with respect to the valuation date. Therefore, you would receive (i) the contingent coupons with respect to those 9 observation dates prior to (and excluding) the valuation date, totaling $18.125 × 9 = $163.125, but not for the other 30 observation dates, and (ii) the payment at maturity calculated as $1,000 + $18.125 = $1,018.125.

The total payment over the 10-year term of the securities is $163.125 + $1,018.125 = $1,181.25.

Example 4—The securities are not redeemed prior to maturity. The closing level is below the coupon barrier level on all of the quarterly observation dates, and is below the knock-in level on the valuation date, on which the final level is 800. Therefore, you would receive no contingent coupons, and the payment at maturity would be calculated as $1,000 × 800 / 2,000 = $400.00.

The total payment over the 10-year term of the securities is $0 + $400.00 = $400.00.

If we do not redeem the securities prior to maturity and the final level is less than the knock-in level, you will lose a significant portion or all of your investment in the securities.

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Risk Factors

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying underlying supplement, product supplement , and prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been redeemed prior to maturity and the final level is less than the knock-in level, you will be fully exposed to the decline in the underlying over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying. Under this scenario, the value of any such payment will be less than 60% of the stated principal amount and could be zero. You may lose up to your entire initial investment in the securities.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The securities do not provide regular fixed interest payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. You will receive a contingent coupon with respect to a quarterly period only if the closing level on the related observation date is greater than or equal to the coupon barrier level. If the closing level remains below the coupon barrier level on each observation date over the term of the securities, you will not receive any contingent coupons. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupon payments over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

▪	The higher potential yield offered by the securities is associated with greater risk that the securities will not pay a contingent coupon on one or more of the contingent coupon payment dates or that you might lose some or all of your investment at maturity. The securities offer contingent coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include (i) the risk that the number of contingent coupon payments you receive over the term of the securities, if any, will result in a below-market yield that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity and (ii) the risk that you might lose some or all of your principal amount at maturity if the final level is less than the knock-in level. The volatility of the Underlying is an important factor affecting these risks. Greater expected volatility of the Underlying as of the Trade Date may contribute to the higher yield potential, but would also represent a greater expected likelihood that you will receive only a few or no contingent coupon payments over the term of the securities and lose some or all of your principal at maturity.

▪	The securities are subject to our redemption right. The term of the securities, and thus your opportunity to earn a potentially above-market coupon if the underlying is greater than or equal to the coupon barrier level on quarterly observation dates, may be limited by our right to redeem the securities at our option on any quarterly redemption date prior to the maturity date, beginning February 18, 2017. The term of your investment in the securities may be limited to as short as one year. It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the closing level on the observation dates is at or above the coupon barrier level, which could result in an amount of interest payable on the securities that is greater than

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instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more contingent coupon payments and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to exercise our redemption right when the closing level is below the coupon barrier level and/or when the final level is expected to be below the knock-in level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent coupons and suffer a significant loss at maturity.

▪	Investors will not participate in any appreciation in the level of the underlying. Investors will not participate in any appreciation in the level of the underlying from the initial level, and the return on the securities will be limited to the contingent coupons, if any, that are paid with respect to each observation date on which the closing level is greater than or equal to the coupon barrier level until the securities are redeemed or reach maturity. It is possible that the closing level could be below the coupon barrier level on most or all of the observation dates so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The contingent coupon, if any, is paid on a quarterly basis and is based solely on the closing level on the specified observation dates. Whether the contingent coupon will be paid with respect to an observation date will be based on the closing level on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant quarterly period. Moreover, because the contingent coupon is based solely on the closing level on a specific observation date, if such closing level is less than the coupon barrier level, you will not receive any contingent coupon with respect to such observation date, even if the closing level was higher on other days during the term of the securities.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	The estimated value of the securities on the trade date may be less than the issue price. The initial estimated value of your securities on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The issue price of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

▪	Unpredictable economic and market factors will affect the value of the securities. In addition to the level of the underlying, the value of the securities may be influenced by factors such as:

o the expected and actual volatility of the underlying;

o the time to maturity of the securities;

o the optional early redemption feature, which would limit the value of the securities;

o the dividend rate on the equity securities included in the underlying;

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o interest and yield rates in the market generally;

o investors’ expectations with respect to the rate of inflation;

o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the underlying or markets generally and which may affect the level of the underlying; and

o our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	No ownership rights relating to the underlying. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the underlying. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the underlying.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the value of the underlying or the underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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S&P 500® Index Historical Performance

The following graph sets forth the daily closing levels of the underlying for the period from January 1, 2011 through January 28, 2016. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying for each quarter from January 1, 2011 through January 28, 2016. The closing level on January 28, 2016 was 1,893.36. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying on any observation date.

Underlying Index Daily Closing levels January 1, 2011 to January 28, 2016

* The green solid line in the graph indicates the hypothetical coupon barrier level, and the red solid line indicates the hypothetical knock-in level, in each case assuming the closing level on January 28, 2016 were the initial level.

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S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2043.94
2016
First Quarter (through January 28, 2016)	2016.71	1859.33	1893.36

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts with respect to the Underlying that are eligible for open transaction treatment in part, but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of

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tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or

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units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.

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Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that

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withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

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A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

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U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. From this fee, MS&Co. will pay Morgan Stanley Wealth Management a structuring fee of $5.00.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

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